Exhibit 99.1

SECOND AMENDMENT TO pURPLE INNOVATION, INC. 2017 EQUITY INCENTIVE PLAN

The Board of Directors (the “Board”) of Purple Innovation, Inc. (the “Company”) hereby further amends (the “Second Amendment”) the Purple Innovation, Inc. 2017 Equity Incentive Plan (the “Plan”) as follows. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Plan.

WHEREAS, the Company maintains the Plan for itself and its Affiliates, and Section 14(a) of the Plan allows the Company’s Board to amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time, without stockholder approval, except for limited provisions that are not applicable.

WHEREAS, on June 2, 2022, the Board adopted a unanimous written consent authorizing and approving the Plan’s amendment of Section 2 and Section 5(a) of the Plan, to clarify the definition for “Available Shares” as used in Section 5(f) of the Plan, and, subject to shareholder approval, of Section 5(f) of the Plan, to explicitly state a number of shares, rather than “Available Shares,” for the number of shares that may be granted to an individual in a single year, to set that number at 1,500,000 shares and to further set the cash award limit at $7,500,000.

NOW, THEREFORE, the Plan is amended as follows, effective as of the dates set forth herein:

1. Effective June 2, 2022, Section 2 of the Plan is amended by adding a subsection at the end which shall read: “(ww) “Available Shares” has the meaning given such term in Section 5(a).”

2. Effective June 2, 2022, Section 5(a) of the Plan is amended by adding therein “(the “Available Shares”)” so that in its entirety this section reads as follows:

(a) The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons. Subject to Section 12 of this Plan, the Committee is authorized to deliver under this Plan an aggregate of 4,100,000 Common Shares (the “Available Shares”). Notwithstanding the foregoing, directors of the Company or an Affiliate who are not employees of the Company or an Affiliate may not be granted Awards denominated in Common Shares that exceed in the aggregate 820,000 Common Shares; provided, that the foregoing limitation shall not apply to any Award made pursuant to an election by a director to receive an Award in lieu of all or a portion of the annual and/or committee retainers and annual meeting fee payable to such director.

3. Effective when approved by the shareholders, Section 5(f)(i) and (ii) of the Plan are deleted and replaced with the following: “(i) for more than 1,500,000 shares in the aggregate or (ii) payable in cash in an amount exceeding $7,500,000 in the aggregate.”

4. No awards allowing issuances of shares, in the aggregate, above 10% of the Available Shares, as clarified herein, or payable in cash above $5,000,000, as allowed pursuant to Section 3 of this Second Amendment, may be granted, and no such grant shall be effective, until shareholder approval of that amendment to the Plan.